As filed with the Securities and Exchange Commission on June 22, 2012.

Registration No. 333-181716

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to

FORM S-1
Registration Statement Under
The Securities Act of 1933

UROLOGIX, INC.
(Exact name of registrant as specified in its charter)

Minnesota	3845	41-1697237
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14405 21st Avenue North, Suite 110
Minneapolis, MN 55447
(763) 475-1400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Stryker Warren, Jr.
Chief Executive Officer
14405 21st Avenue North, Suite 110
Minneapolis, MN 55447
(763) 475-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Charles P. Moorse April Hamlin Lindquist & Vennum, PLLP 4200 IDS Center 80 South 8th Street Minneapolis, MN 55402 Telephone: (612) 371-3211 Facsimile: (612) 371-3207	Alan M. Gilbert Maslon Edelman Borman & Brand, LLP 3300 Wells Fargo Center 90 South 7th Street Minneapolis, MN 55402 Telephone: (612) 672-8200 Facsimile: (612) 642-8381

________________________________________________

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer     ☐ Accelerated filer      ☐ Non-accelerated filer     ☒ Smaller reporting company

___________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-181716) of Urologix, Inc. is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 2. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

 ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of our common stock being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the shares). All amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

SEC registration fee	$729
FINRA filing fee	1,136
Nasdaq listing fees	65,000
Printing and engraving expenses	10,000
Legal fees and expenses	185,000
Accounting fees and expenses	60,000
Transfer agent fees	2,500
Miscellaneous fees and expenses	3,135
Total	$327,500

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 302A.521 of the Minnesota Business Corporation Act provides that, unless prohibited or limited by a corporation’s articles of incorporation or bylaws, the corporation must indemnify its current and former officers, directors, employees and agents against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement and which were incurred in connection with actions, suits, or proceedings in which such persons are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they: (i) have not been indemnified by another organization; (ii) acted in good faith; (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed that the conduct was in the best interests of the corporation. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

Article VI of the Company’s Articles of Incorporation and Section 5.1 of its Bylaws provides that no director shall be personally liable to the Company or to its shareholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the laws of the State of Minnesota as the same may exist or may hereafter be amended. Article VI of the Company’s Articles of Incorporation and Section 5.1 of its Bylaws also limits directors’ personal liability for claims of breach of fiduciary duty to the full extent permitted by the Minnesota Business Corporation Act.

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Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to such provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES

None.

ITEM 16.   EXHIBITS

(a)	Exhibits—The exhibits to the registration statement are listed in the Exhibit Index to this Registration Statement beginning on page E-1 and are incorporated herein by reference.

(b)	Financial Statements Schedules—All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)      For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)      For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on June 22, 2012.

UROLOGIX, INC.

By:	/s/ Stryker Warren, Jr.
Stryker Warren, Jr. Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed below on June 22, 2012, by the following persons in the capacities indicated.

	Signature	Title

	/s/ Stryker Warren, Jr.	Chief Executive Officer (principal executive officer) and Director
Stryker Warren, Jr.

	/s/ Brian J. Smrdel	Chief Financial Officer (principal financial officer and principal accounting officer)
Brian J. Smrdel

	*	Director
Mitchell Dann

	*	Director
Christopher R. Barys

	*	Director
Sidney W. Emery, Jr.

	*	Director
Patrick D. Spangler

*By:	/s/ Stryker Warren, Jr.
Stryker Warren, Jr. Attorney-in-Fact

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EXHIBIT INDEX

Exhibit Number	Document	Incorporated by Reference To:

1.1	Form of Underwriting Agreement by and between Dougherty & Company LLC and Urologix, Inc.	Attached hereto

3.1	Amended and Restated Articles of Incorporation	Exhibit 3.1 of the Company’s Registration Statement on Form S-1/A (File No. 333-03304) filed on May 28, 1996

3.2	Amended and Restated Bylaws of Urologix, Inc., as amended on December 5, 2006	Exhibit 3.2 of the Company’s Current Report on Form 8-K dated December 5, 2006

4.1	Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock	Exhibit 1 of the Company’s Registration Statement on Form 8-A (File No. 000-28414) filed January 16, 1997

4.2	Form of Common Stock Certificate	Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-03304) filed May 16, 1996

5.1	Opinion of Lindquist & Vennum, PLLP regarding the validity of the common stock being registered hereby	Attached hereto

10.1	Amended and Restated Urologix, Inc. 1991 Stock Option Plan, as amended through June 21, 2008 *	Exhibit 10.1 of the Company’s Form 10-K for the year ended June 30, 2008

10.2	Letter Agreement Regarding Offer of Employment between Urologix, Inc. and Stryker Warren Jr. dated June 24, 2008 *	Exhibit 10.1 to Current Report on Form 8-K dated June 24, 2008

10.3	Letter Agreement Regarding Offer of Employment between Urologix, Inc. and Gregory Fluet dated July 14, 2008 *	Exhibit 10.1 to Current Report on Form 8-K dated July 14, 2008

10.4	Amended and Restated Letter Agreement Regarding Change In Control Benefits between Urologix, Inc. and Certain Executive Officers dated December 29, 2008 *	Exhibit 10.2 to Current Report on Form 8-K dated December 30, 2008

10.5	Letter Agreement dated April 27, 2010 regarding Offer of Employment entered into effective April 29, 2010 between Urologix, Inc. and Brian J. Smrdel *	Exhibit 10.1 to Current Report on Form 8-K dated April 29, 2010

10.6	First Amended and Restated Lease by and between Parkers Lake I Realty LLC and Urologix, Inc. dated as of August 1, 2010	Exhibit 10.1 to Current Report on Form 8-K dated September 9, 2010

10.7	Letter Agreement regarding Offer of Employment entered into effective June 1, 2010 between Urologix, Inc. and Ralph Cardinal *	Exhibit 10.7 to Annual Report on Form 10-K for the year ended June 30, 2011

10.8	Letter Agreement regarding Offer of Employment entered into effective June 3, 2011 between Urologix, Inc. and Lisa Ackermann *	Exhibit 10.1 to Current Report on Form 8-K dated June 3, 2011

10.9	License Agreement dated as of September 6, 2011 by and among Medtronic, Inc., Medtronic VidaMed, Inc., and Urologix, Inc. **	Exhibit 10.1 to Current Report on Form 8-K dated September 6, 2011

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Exhibit Number	Document	Incorporated by Reference To:

10.10	Transition Services and Supply Agreement dated as of September 6, 2011 by and among Medtronic, Inc. and Urologix, Inc. **	Exhibit 10.2 to Current Report on Form 8-K dated September 6, 2011

10.11	Acquisition Option Agreement dated as of September 6, 2011 by and among Medtronic VidaMed, Inc., Medtronic, Inc., and Urologix, Inc.	Exhibit 10.3 to Current Report on Form 8-K dated September 6, 2011

10.12	Asset Purchase Agreement dated as of September 6, 2011 by and among Medtronic VidaMed, Inc., Medtronic, Inc., and Urologix, Inc.	Exhibit 10.4 to Current Report on Form 8-K dated September 6, 2011

10.13	Loan and Security Agreement dated January 11, 2012 by and between Silicon Valley Bank and Urologix, Inc.	Exhibit 10.1 to Current Report on Form 8-K dated January 11, 2012

10.14	Amended and Restated Letter Agreement Regarding Change In Control Benefits dated April 23, 2012 between Urologix, Inc. and Certain Executive Officers *	Exhibit 10.1 to Current Report on Form 8-K dated April 19, 2012

23.1	Consent of Lindquist & Vennum, PLLP	Included in Exhibit 5.1

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm	Previously filed

23.3	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	Previously filed

24.1	Power of Attorney	Previously filed

101.INS	XBRL Instance Document***	Previously filed

101.SCH	XBRL Extension Schema Document***	Previously filed

101.CAL	XBRL Extension Calculation Linkbase Document***	Previously filed

101.DEF	XBRL Extension Definition Linkbase Document***	Previously filed

101.LAB	XBRL Extension Labels Linkbase Document***	Previously filed

101.PRE	XBRL Extension Presentation Linkbase Document***	Previously filed

*	Indicates a management contract or compensatory plan or arrangement.
**	Certain portions of this exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2. Spaces corresponding to the deleted portions are represented by brackets with asterisks.
***	In accordance with Rule 406T of Regulation S-T, this information is deemed not “filed” or part of a registration statement or prospectus for purposes of Sections 11 and 12 of the Securities Act of 1933, as amended.

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